Exhibit 99.1

Metalico, Inc.

FOR IMMEDIATE RELEASE
METALICO HIRES ALBERICO
TO HEAD NON-FERROUS TEAM

CRANFORD, NJ, May 25, 2010 – Metalico, Inc. (NYSE AMEX:MEA) has appointed veteran industry executive Steven M. Alberico as Vice President of Non-Ferrous Sourcing and Marketing for its scrap metal recycling subsidiaries.

Alberico has nearly 35 years of experience in scrap metal recycling. At Metalico he will be responsible for coordinating non-ferrous operations across the Company’s several geographic platforms and growing its non-ferrous sales.

A native of the Utica, New York area, he has worked extensively in plant operations and inventory management as well as sales. Most recently he served as a vice president of OmniSource Corporation in Fort Wayne, Indiana, where he helped increase both tonnage and market share during the height of the recession notwithstanding the significant contraction in the economy.

Alberico brings to Metalico deep knowledge and experience in all areas of non-ferrous scrap, with particular emphasis in Nickel and stainless steel metals. He will be based in Rochester, New York, centrally located to facilitate regular interaction and visits to Metalico’s various operating facilities in the Great Lakes corridor, but will report directly to the Company’s Senior Management in Cranford, New Jersey.

“We’re delighted to add someone with Steve’s credentials to our non-ferrous management,” said Carlos E. Agüero, Metalico’s President and Chief Executive Officer. “As the economy improves and Metalico continues to grow, the Company will greatly benefit from the coordination of non-ferrous marketing and sales across our subsidiaries and to third-party consumers.”

He added, “We’re excited about the opportunities in the industry and we feel we are well positioned to capitalize on them.”

Metalico, Inc. is a holding company with operations in two principal business segments: ferrous and non-ferrous scrap metal recycling, and fabrication of lead-based products. The Company operates twenty-four recycling facilities in New York, Pennsylvania, Ohio, West Virginia, New Jersey, Texas, and Mississippi and four lead fabricating plants in Alabama, Illinois, and California. Metalico’s common stock is traded on the NYSE Amex under the symbol MEA.

Contact: Metalico, Inc.

Carlos E. Agüero

Michael J. Drury

info@metalico.com

186 North Avenue East

Cranford, NJ 07016

(908) 497-9610

FAX: (908) 497-1097

www.metalico.com

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